THE L.S. STARRETT COMPANY AND SUBSIDIARIES                     EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT
JUNE 26, 2004

The parent company, The L.S. Starrett Company, incorporated in Massachusetts, has the following active subsidiaries, all of which are wholly owned:

                                                                     Fiscal
                                                                    Year End

      Starrett Securities Corporation       Incorporated in         Last Sat.
                                              Massachusetts          in June

      Evans Rule Company, Inc.              Incorporated in         Last Sat.
                                              New Jersey             in June

      The L.S. Starrett Co. of Canada       Incorporated in         Last Sat.
        Limited                               Canada                 in June

      The L.S. Starrett Company             Incorporated in           May 31
        Limited                               Scotland

      Starrett Industria e                  Incorporated in           May 31
        Comercio Ltda.                        Brazil

      Level Industries, Inc.                Incorporated in         Last Sat.
                                              Massachusetts          in June

      Starrett Tools (Suzhou) Co., Ltd.     Incorporated in          Dec. 31
                                              China

      Starrett Tools (Shanghai) Co., Ltd.   Incorporated in          Dec. 31
                                              China

      The L.S. Starrett Company of          Incorporated in          June 30
        Australia Pty. Ltd.                   Australia

      The L. S. Starrett Company of         Incorporated in          Dec. 31
        Mexico, S.de R.L. de C.V.             Mexico